                     Exhibit C
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NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended June 30, 2000
(Unaudited, Subject to Adjustment)

                    Twelve
               QuarterMonths
               -------------

Operating activities:
     Net income (loss)     $   (177)     $ (6,109)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     160     8,675
          (Increase) decrease in accounts receivable and
            unbilled revenue     (57)     (49,700)
          (Increase) decrease in inventory     0     2,636
          (Increase) decrease in deferred tax     0     5
          (Increase) decrease in asset held for
            sale-ALLEnergy     31,000     31,000
          (Increase) decrease in other current assets     696     1,899
          Increase (decrease) in accounts payable     (47)     2,591
          Increase (decrease) in other current liabilities     0     (2,200)
          Other, net     0     1,673
                    --------     --------
Net cash provided by (used in) operating activities     $ 31,575     $ (9,530)
                    --------     --------

Investing activities:
     Fixed asset expenditures     $      0     $ (3,935)
     Acquisition of Hub-Langie assets      0     0
     Acquisition of Texas-Ohio assets     0     (14,005)
     Acquisition of Ewing Oil     0     (6,148)
                    --------     --------
Net cash used in investing activities     $      0     $(24,088)
                    --------     --------

Financing activities:
     Change in subordinated notes payable to parent     $(31,575)     $ 33,050
     Change in other paid-in capital     0     (150)
     Increase (decrease) in long-term debt     0     (220)
                    --------     --------
     Net cash provided by (used in) financing activities     $(31,575)     $
32,680
                    --------     --------

Net increase (decrease) in cash and cash equivalents     $      0     $
(938)

Cash and cash equivalents at beginning of period     29     6,466

Cash included with asset held for sale     0     (5,499)
                    --------     -------

Cash and cash equivalents at end of period     $     29     $    29
                    ========     =======



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